 Dated June 24, 2008
Filed Pursuant to Rule 424(b)(1)
Registration No. 333-148987

LEAGUE NOW HOLDINGS CORPORATION
233,125 SHARES OF
COMMON STOCK

The selling shareholders named in this prospectus are offering all of the shares of Common Stock offered through this prospectus. Our Common Stock is presently not traded on any market or securities exchange. The 233,125 shares of our Common Stock can be sold by selling security holders at a fixed price of $.40 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

THE COMPANY IS CONSIDERED TO BE IN UNSOUND FINANCIAL CONDITION. PERSONS SHOULD NOT INVEST UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENTS.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FACTORS DESCRIBED UNDER THE HEADING ‘RISK FACTORS’ BEGINNING ON PAGE 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The Date of This Prospectus Is:  June 24, 2008

ABOUT OUR COMPANY

We were incorporated under the laws of the State of Florida in September 2005.  On September 21, 2005, we entered into an Asset Purchase Agreement with Anthony Warner pursuant to which we acquired the domain name, ‘www.leaguenow.com’, its design, associated copyrights and trademarks and all business related to the website including the customer database. Based upon the same, we operate as an application service provider offering web-based services for the online video gaming industry under the existing web property currently displayed at the URLwww.LeagueNow.com.

We are an application service provider offering web-based services for online video game users. We commenced offering our services in October 2005 through a subscription basis. During 2007 we changed our direction by using an advertising model. To date, we have generated limited revenue. Our strategy is directed toward the satisfaction of our registered members needs through offering integrated internet technology for the online video game industry that quickly and easily allows individuals to enter and play in  peer organized leagues within the United States and worldwide, 24 hours a day, 7 days a week.

The company offers a free service for registered users where players of sports genre video games can participate in peer organized leagues. Currently the site offers fully operational  leagues for four (4) games, football, baseball, basketball, and hockey each identified by the market names Madden 2006, MLB 2006, NBA Live 2006, and NHL 2006 respectively.  While the four (4) leagues are fully operational they need to be updated for 2008and on an annual basis to reflect the roster changes of the corresponding sports teams. We currently have one employee and approximately 3,000 registered members.

Terms of the Offering

The selling shareholders named in this prospectus are offering all of the shares of Common Stock offered through this prospectus. The selling stockholders are selling shares of Common Stock covered by this prospectus for their own account.

We will not receive any of the proceeds from the resale of these shares. The offering price of $.40 was determined by the price shares were sold to our shareholders in a private placement memorandum and is a fixed price at which the selling security holders may sell their shares until our Common Stock is quoted on the OTC Bulletin Board, at which time the shares may be sold at prevailing market prices or privately negotiated prices. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

Summary Financial Data

The following summary financial data should be read in conjunction with ‘Management’s Discussion and Analysis’, ‘Plan of Operation’ and the Financial Statements and Notes thereto, included elsewhere in this prospectus. The statement of operations and balance sheet data for the year ended December 31, 2007 and 2006 are derived from our audited financial statements.

	For The Year Ended December 31, 2007	For The Year Ended December 31, 2006
STATEMENT OF OPERATIONS

Revenues	334	1,796
Total Operating Expenses	69,431	62,327
Net Loss	(69,097)	(60,531)

	As of December 31, 2007	As of December 31, 2006
BALANCE SHEET DATA

Cash	14,812	25,305
Total Assets	14,812	25,766
Total Liabilities	29,671	16,028
Stockholders’ Equity (Deficit)	(14,859)	9,738

WHERE YOU CAN FIND US

Our business office is located at 4075 Carambola Circle North, Coconut Creek, Florida 33066.  Our telephone number is (954) 366-5079.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our Common Stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this prospectus, the words ‘we’, ‘our’ or ‘us’ refer to the Company and not to the selling stockholders.

WE HAVE A LIMITED OPERATING HISTORY THAT YOU CAN USE TO EVALUATE US, AND THE LIKELIHOOD OF OUR SUCCESS MUST BE CONSIDERED IN LIGHT OF THE PROBLEMS, EXPENSES, DIFFICULTIES, COMPLICATIONS AND DELAYS FREQUENTLY ENCOUNTERED BY A SMALL DEVELOPING COMPANY.

We were incorporated in Florida in September 2005. With the exception of $14,812 in cash, we have no significant financial resources and limited revenues to date. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered by a small developing company starting a new business enterprise and the highly competitive environment in which we will operate. Since we have a limited operating history, we cannot assure you that our business will be profitable or that we will ever generate sufficient revenues to meet our expenses and support our anticipated activities.

WE WILL REQUIRE FINANCING TO ACHIEVE OUR CURRENT BUSINESS STRATEGY AND OUR INABILITY TO OBTAIN SUCH FINANCING COULD PROHIBIT US FROM EXECUTING OUR BUSINESS PLAN AND CAUSE US TO SLOW DOWN OUR EXPANSION OF OPERATIONS.

We will need to raise additional funds through public or private debt or sale of equity to achieve our current business strategy. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to your interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. Our capital requirements to implement our business strategy will be significant. Moreover, in addition to monies needed to continue operations over the next twelve months, we anticipate requiring additional funds in order to significantly expand our operations as set forth in our plan of operations. No assurance can be given that such funds will be available or, if available, will be on commercially reasonable terms satisfactory to us. There can be no assurance that we will be able to obtain financing if and when it is needed on terms we deem acceptable.

If we are unable to obtain financing on reasonable terms, we could be forced to delay or scale back our plans for expansion. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition.

OUR AUDITOR HAS EXPRESSED SUBSTANTIAL DOUBT AS TO OUR ABILITY TO CONTINUE AS A GOING CONCERN.

Based on our financial history since inception, our auditor has expressed substantial doubt as to our ability to continue as a going concern. From inception to September 21, 2007, we have incurred a net loss of $136,609, and an accumulated deficit of $136,609. If we cannot generate sufficient revenues from our services, we may have to delay the implementation of our plan of operations.

OUR FUTURE SUCCESS IS DEPENDENT, IN PART, ON THE PERFORMANCE AND CONTINUED SERVICE OF JAMES PREGIATO, OUR ONLY OFFICER. WITHOUT HIS CONTINUED SERVICE, WE MAY BE FORCED TO INTERRUPT OR EVENTUALLY CEASE OUR OPERATIONS.

We are presently dependent to a great extent upon the experience, abilities and continued services of James Pregiato our only officer. We currently do not have an employment agreement with Mr. Pregiato. The loss of his services could have a material adverse effect on our business, financial condition or results of operation.

WE ARE SELLING OUR SERVICES IN A HIGHLY COMPETITIVE MARKET AND WE ARE UNSURE AS TO WHETHER OR NOT THERE WILL BE ANY CONSUMER DEMAND FOR OUR SERVICES.

Some of our competitors are much larger and better capitalized than we are. It may be that our competitors will better address the same market opportunities that we are addressing. These competitors, either alone or with collaborative partners, may succeed in developing business models that are more effective or have greater market success than our own. The Company is especially susceptible to larger internet service providers that invest more money in marketing. Moreover, the market for our products is large but highly competitive. There is little or no hard data that substantiates the demand for our products or how this demand will be segmented. It is possible that there will be low consumer demand for our products, or that interest in our products could decline or die out, which would cause us to be unable to sustain our operations.

WHILE NO CURRENT LAWSUITS ARE FILED AGAINST THE COMPANY, THE POSSIBILITY EXISTS THAT A CLAIM OF SOME KIND MAY BE MADE IN THE FUTURE.

While no current lawsuits are filed against the Company, the possibility exists that a claim of some kind may be made in the future. While we will work to insure high service quality and accuracy in all marketing and advertising, no assurance can be given that some claims for damages will not arise.

THE OFFERING PRICE OF THE SHARES WAS ARBITRARILY DETERMINED, AND THEREFORE SHOULD NOT BE USED AS AN INDICATOR OF THE FUTURE MARKET PRICE OF THE SECURITIES. THEREFORE, THE OFFERING PRICE BEARS NO RELATIONSHIP TO THE ACTUAL VALUE OF THE COMPANY, AND MAY MAKE OUR SHARES DIFFICULT TO SELL.

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of $.40 for the shares of Common Stock was arbitrarily determined. The factors considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. The offering price bears no relationship to the book value, assets or earnings of our company or any other recognized criteria of value. The offering price should not be regarded as an indicator of the future market price of the securities.

THERE IS NO ASSURANCE OF A PUBLIC MARKET OR THAT THE COMMON STOCK WILL EVER TRADE ON A RECOGNIZED EXCHANGE. THEREFORE, YOU MAY BE UNABLE TO LIQUIDATE YOUR INVESTMENT IN OUR STOCK.

There is no established public trading market for our Common Stock. Our shares are not and have not been listed or quoted on any exchange or quotation system. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved or that a regular trading market will develop or that if developed, will be sustained. In the absence of a trading market, an investor may be unable to liquidate their investment.

OUR COMMON STOCK IS CONSIDERED A PENNY STOCK, WHICH IS SUBJECT TO RESTRICTIONS ON MARKETABILITY, SO YOU MAY NOT BE ABLE TO SELL YOUR SHARES.

If our Common Stock becomes tradable in the secondary market, we will be subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to their customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our Common Stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

USE OF PROCEEDS

The selling stockholders are selling shares of Common Stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling security holders.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the shares of Common Stock was arbitrarily determined. The offering price was determined by the price shares were sold to our shareholders in our private placement which was completed in August 2006 pursuant to an exemption under Rule 506 of Regulation D.

The offering price of the shares of our Common Stock has been determined arbitrarily by us and does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market. Although our Common Stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock. There can be no assurance that a market maker will agree to file the necessary documents with the National Association of Securities Dealers, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved.

In addition, there is no assurance that our Common Stock will trade at market prices in excess of the initial public offering price as prices for the Common Stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

DILUTION

The Common Stock to be sold by the selling shareholders is Common Stock that is currently issued. Accordingly, there will be no dilution to our existing shareholders.

PENNY STOCK CONSIDERATIONS

Our Common Stock will be penny stock; therefore, trading in our securities is subject to penny stock considerations. Broker-dealer practices in connection with transactions in ‘penny stocks’ are regulated by certain penny stock rules adopted by the Securities and Exchange Commission.

Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). Penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The broker-dealer must also make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit their market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our Common Stock and may affect your ability to resell our Common Stock.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of the 233,125 shares of our Common Stock held by 44 shareholders of our Common Stock, of which 113,125 were sold in our Regulation D Rule 506 offering completed in August 2007, 50,000 shares issued as founders share, and 70,000 shares issued in consideration for services rendered.

The following table sets forth the name of the selling stockholders, the number of shares of Common Stock beneficially owned by each of the selling stockholders as of January 31, 2008 and the number of shares of Common Stock being offered by the selling stockholders. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to sell all or any portion of such shares nor are the selling stockholders obligated to sell any shares immediately upon effectiveness of this prospectus. All information with respect to share ownership has been furnished by the selling stockholders.

Name of selling stockholder	Shares of CommonStock owned prior to offering	Shares of Common Stock to be sold	Shares of Common Stock owned after offering	Percent of Common Stock owned after offering
James Pregiato	22,000,000	25,000	21,975,000	85.23%
Phyllis Dominiani	2,500,000	25,000	2,475,000	9.6%
Martin Scott CFO Consulting Services, Inc. (1)	50,000	25,000	25,000	0.001%
Network Transformation (2)	50,000	25,000	25,000	0.001%
Richard Anslow	8,000	8,000	0	0
Gregg Jaclin	7,000	7,000	0	0
Kristina Trauger	1,500	1,500	0	0
Gary Eaton	1,500	1,500	0	0
Eric Stein	500	500	0	0
Jennifer Ranucci	500	500	0	0
Asher Ailey	500	500	0	0
Stephen Galletto	500	500	0	0
Brian S. John	2,500	2,500	0	0
Richard Miller	3,750	3,750	0	0
Inge Goldstein	1,250	1,250	0	0
Martin Scott	3,750	3,750	0	0
Donald A. Mitchell	5,000	5,000	0	0
Ella Chesnutt	1,250	1,250	0	0
Edward Cohen	750	750	0	0
Scott Rhodes	5,000	5,000	0	0
Foundation Enterprises, LLC(3)	3,750	3,750	0	0
Robert L. Cohen	2,500	2,500	0	0
Mark B. Epstein	6,000	6,000	0	0
Charlene Shiffman	1,000	1,000	0	0
Phillip Lyons	1,000	1,000	0	0
Keith Wasserstrom	1,250	1,250	0	0
K & K Investment Enterprises, Inc.(4)	12,500	12,500	0	0
Kenneth Debritto	12,500	12,500	0	0
Rajhansa Family Trust (5)	5,000	5,000	0	0
Benjamin D. Cohen	1250	1250	0	0
Robert A. Longo	625	625	0	0
Caitlin Rogers	625	625	0	0
Max Dallman	625	625	0	0
Frances Pregiato	625	625	0	0
Kelly Painter	625	625	0	0
Jamie Fontaine	625	625	0	0
Louis DeLucia	625	625	0	0
Terence J. Delahunty	5,000	5,000	0	0
Gerald and Jane Krasker	5,000	5,000	0	0
Jill Krasker	1,250	1,250	0	0
Kimberly Gonzales	12,500	12,500	0	0
John Divine	12,500	12,500	0	0
William Flynn	2,500	2,500	0	0

(1)  Martin Scott is the beneficial owner of Martin Scott CFO Consulting Services, Inc. and therefore has investment control over their shares of our common stock
(2)  Juan Mosquera is the beneficial owner of Network Transformation, Inc. and therefore has investment control over their shares of our common stock.
(3)  Peter Zlotnick is the beneficial owner of Foundation Enterprises, LLC and therefore has investment control over their shares of our common stock.
(4)  Kenneth Debritto is the beneficial owner of K & K Investment Enterprises, Inc. and therefore has investment control over their shares of our common stock.
(5)  Dipak Rajhansa is the trustee of Rajhansa Family Trust. and therefore has investment control over their shares of our common stock.

To our knowledge, except for James Pregiato, to our knowledge, none of the selling shareholders or their beneficial owners:

-	has had a material relationship with us other than as a shareholder at any time within the past three years; or
-	has ever been one of our officers or directors or an officer or director of our predecessors or affiliates
-	are broker-dealers or affiliated with broker-dealers. (1)

(1) Peter Goldstein is the principal of Global Business Resources, Inc., a shareholder of League Now Holdings corp., and he is also an affiliate of a registered broker/dealer, Grandview Capital Partners, Inc.  However,Global Business Resources, Inc., is not one of the selling shareholders and Peter Goldstein is not a beneficial owner of any of the selling shareholders.

PLAN OF DISTRIBUTION

The selling security holders may sell some or all of their shares at a fixed price of $.40 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Prior to being quoted on the OTCBB, shareholders may sell their shares in private transactions to other individuals. Although our Common Stock is not listed on a public exchange, we will be filing to obtain a listing on the Over The Counter Bulletin Board (OTCBB) concurrently with the filing of this prospectus. In order to be quoted on the Bulletin Board, a market maker must file an application on our behalf in order to make a market for our Common Stock. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. There can be no assurance that a market maker will agree to file the necessary documents with FINRA, which operates the OTC Electronic Bulletin Board, nor can there be any assurance that such an application for quotation will be approved. However, sales by selling security holder must be made at the fixed price of $.40 until a market develops for the stock.

Once a market has been developed for our Common Stock, the shares may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers or dealers who act solely as agents, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o	ordinary brokers transactions, which may include long or short sales,
o	transactions involving cross or block trades on any securities or market where our Common Stock is trading, market where our Common Stock is trading,
o	through direct sales to purchasers or sales effected through agents,
o	through transactions in options, swaps or other derivatives (whether exchange listed of otherwise), or exchange listed or otherwise), or
o	any combination of the foregoing.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales (if short sales were permitted) of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor the Company can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus.

We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be approximately $25,000.

Notwithstanding anything set forth herein, no NASD member will charge commissions that exceed 8% of the total proceeds of the offering.

LEGAL PROCEEDINGS

There are no legal proceedings pending or threatened against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our Executive Officer’s and Director’s and their respective ages as of January 31, 2008 are as follows:

NAME	AGE	POSITION

James Pregiato	53	President, Chief Executive Officer, Secretary, Treasurer and Director

Set forth below is a brief description of the background and business experience of our Executive Officers and Directors for the past five years.

James Pregiato, 52, President.  Mr. Pregiato has been the President and sole Director of League Now Holdings Corporation since September 2005. Mr. Pregiato brings an extensive business background to his tenure with League Now. Mr. Pregiato is currently is a sales consultant for Coral Cadillac-Hummer in Pompano Beach, Florida, he has operated in this capacity since October 2005.  From June 2003 to October 2005 Mr. Pregiato was a sales consultant for Coral Springs, FLPontiac – GMC.   Prior to his experience in the automobile industry, Mr. Pregiato served as a manager of V.P. Turnpike Caterers Inc., DBA Spring Street Deli in Ramsey, NJfrom January 1997 through March 2003.  Mr. Pregiato was responsible for the company's scheduling, ordering, accounts payable and receivable, coordinating deliveries, and catering.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual General Meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board of Directors and hold office until removed by the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding shares of Common Stock as of January 31, 2008 and by the officers and directors, individually and as a group. Except as otherwise indicated, all shares are owned directly.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner	Percent of Class (1)

Common Stock	James Pregiato 4075 Carambola Circle North Coconut Creek, FL 33066	22,000,000(1)	85.49%

Common Stock	Phyllis Dominiani 4075 Carambola Circle North Coconut Creek, FL 33066	2,500,000(1)	9.71%

Common Stock	All executive officers and directors as a group	22,000,000	85.49%

(1)	The percent of class is based 25,733,125 shares of our Common Stock issued and outstanding as of January 31, 2008.

DESCRIPTION OF SECURITIES

General

Our original Articles of Incorporation authorized 100,000,000 shares of Common Stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or By-Laws that would delay, defer or prevent a change in our control.

Common Stock

As of January 31, 2008, 25,733,125 shares of Common Stock are issued and outstanding and held by 44 shareholders. Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of Common Stock do not have cumulative voting rights.

Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of our Common Stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our Charter or By-Laws that may delay, defer or prevent a change in control, we are authorized, without shareholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of Common Stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Preferred Stock

Our Articles of Incorporation also provide that we are authorized to issue up to 10,000,000 shares of preferred stock with a par value of $.001 per share. As of the date of this prospectus, there are no shares of preferred stock issued and outstanding. Our Board of Directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series for such consideration and with such relative rights, privileges, preferences and restrictions that the Board may determine. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could adversely affect the voting power or other rights of the holders of Common Stock.

Dividends

Since inception we have not paid any dividends on our Common Stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our Common Stock, when issued pursuant to this offering. Although we intend to retain our earnings, if any, to finance the growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future. Payment of dividends in the future will depend upon our earnings, capital requirements, and other factors, which our Board of Directors may deem relevant.

Warrants

There are no outstanding warrants to purchase our securities.

Options

There are no options to purchase our securities outstanding. We may in the future establish an incentive stock option plan for our directors, employees and consultants.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Other than Richard Anslow, Gregg E. Jaclin, Kristina Trauger, Eric Stein, Asher Ailey, Stephen Galletto and Gary Eaton,  No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.  Richard Anslow and Gregg Jaclin are partners of Anslow & Jaclin, LLP and Kristina Trauger, Eric Stein, Asher Ailey, Stephen Galleto and Gary Eaton are associates at such firm.

The financial statements included in this prospectus and the registration statement have been audited by Webb & Company, P.A. to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our director and officer is indemnified as provided by the Florida Statutes and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act of 1933.In so far as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our Directors, Officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our Director, Officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court’s decision.

ORGANIZATION WITHIN LAST FIVE YEARS

We were incorporated in September 2005 in the State of Florida and 10,000,000 shares of Common Stock were issued to James Pregiato.

DESCRIPTION OF BUSINESS

League Now Holdings Corporation was incorporated in September 2005 in Florida. Our business office is located at 4075 Carambola Circle North, Coconut Creek, Florida 33066. Our telephone number is 954-366-5079.

On September 21, 2005, we entered into an Asset Purchase Agreement with Anthony Warner pursuant to which we acquired the domain name, ‘www.leaguenow.com’, its design, associated copyrights and trademarks and all business related to the website including the customer database. Based upon the same, we operate as an application service provider offering web-based services for the online video gaming industry under the existing web property currently displayed at the URL www.LeagueNow.com.

The Company is an application service provider offering web-based services for online video game users. We commenced offering our services in October 2005 through a subscription basis. During 2007 we changed our direction by using an advertising model. To date, we have generated limited revenue. Our strategy is directed toward the satisfaction of our registered members needs through offering integrated internet technology for the online video game industry that quickly and easily allows individuals to enter and play in  peer organized leagues within the United States and worldwide, 24 hours a day, 7 days a week.

The company offers a free service for registered users where players of sports genre video games can participate in peer organized leagues. Currently the site offers fully operational  leagues for four (4) games, football, baseball, basketball, and hockey each identified by the market names Madden 2006, MLB 2006, NBA Live 2006, and NHL 2006 respectively.  While the four (4) leagues are fully operational they need to be updated for 2008and on an annual basis to reflect the roster changes of the corresponding sports teams. We currently have one employee and approximately 3,000 registered members. The business strategy for the LeagueNow.com site is:

Provide a friendly easy to use Web site for registered members of the virtual community of players of video game consoles.
Make it appealing to current and new registered users to join by making the basic functionality of the site free.

Enhance the capabilities of the site to capture video game oriented content to be created at the site by its members.  Access to this content will be free to all registered users of the site.

All Current revenue generated by the site comes from the selling ad bannered space at each of the web pages via Google Adsense.

Additional revenue streams will be created by charging registered users for the use of enhanced functionality to be incorporated into the site, access to specialized content, and e-commerce of merchandise related to the video console industry.

League Now Inc. will pursue the creation and implementation of alternative facilities at the site that will accelerate the growth of the registered user community, the number of monthly page views, the price of thousand page views (CPM), and the sales of banner advertising at the site.

Current Features of our leagues

League Now Inc. is an existing application service provider offering web-based services for the online video gaming industry.  The success of the business model relies mostly on the capability of the site to attract a large number of users with the average visit stay time longer than one hour.  We currently have approximately 3,000 registered users.  The primary objective of League Now is to achieve the highest number of registered members and page views possible which will result in a revenue growth.

The current feature set includes:

·           League templates- Choose from a number of pre-defined league templates, such as the current NFL season with the current player rosters, or the current MLB season, or the current NBA season, or the current NHL season.
·           Automatic updates- Standings and statistic rankings are automatically updated.
·           Team and player statistics- Keep statisticsfor each team and/or for individual players.
·           Updates– Members update the statistic for their teams.
·           Automatic notifications- Members are notified of any updates to game results or statistics.

Video Game Industry

The global video game industry is estimated at $37.5 billion with growth predicted at a rate of 9.1% to the value of $48.9 billion by 2011.  The video game industry is considered one of the fastest-growing entertainment sectors due to new home and handheld gaming machines as well as Internet access and broadband adoption which have all played a significant role in the growth of the video games sector. By leveraging the Internet as a unique platform for the creation, monetization and promotion of gaming content, the industry has created a new channel that both drives and is driven by consumer demand. Major game sites routinely top Internet site rankings and whether played in a web browser or as a fully featured download, gaming has moved well beyond the realm of niche into the mainstream Multiplayer online gaming, multiplayer Internet gaming, and mobile multiplayer gaming now account for almost 50% of the revenues from online gaming within the United States. Subsequently, online gaming has migrated into an array of mobile platforms including cellular phones.

Community-based games can be loosely defined as those game experiences where the game is built for true online game play and can be both single and multi-player games. Because portals are aggregators of audiences, community becomes an important way for users to define themselves and for portals to define and target their services accordingly. It is also widely understood that community elements within games are an extremely powerful retention tool: audiences feel that they have an investment in their community personae.

U.S. video games sales are estimated at $17.9 billion in 2007, with an estimate of over Seventy-five percent of American households playing computer and video games. Our research indicates that the average game player is 30 years old and has been playing games for 9.5 years and forty-two percent of game players say they play games online one or more hours per week. We estimate that a growing percentage of gamers are women in their late thirties or even forties. EA claims it has 750,000 women annually subscribing to it’s casual web games site ‘Club Pogo’ Generally the demographic skews older (35+), additionally game players are comprised of students, teens, school-aged children as well as seniors.

Significant innovation in the networked gaming space, such as setting up premium subscriptions for casual multiplayer gaming and integrating networked gaming with instant messaging programs continues to spur the growth. New innovations that are already taking place in the Internet space are now trickling down to the networked gaming world. Ideas such as social networking, online commodity exchange, user-generated content, and peer-to-peer networking are all finding their way into networked gaming. Networked in-game advertisements now offer dynamic advertisements to gamers in real time and create new revenue streams for the gaming industry and their advertisers.

Competition

Competition in our industry is intense and we expect new competitors to continue to emerge in the United Statesand abroad. We compete in the entertainment industry for the leisure time and discretionary spending of consumers with other forms of media, such as motion pictures, television, social networking and music.

Our competitors vary in size and cost structure from very small companies with limited resources to very large, diversified corporations with greater financial and marketing resources than ours. For example, we compete with venture capital funded start-ups, traditional independent video game publishers, hardware and software manufacturers, casual entertainment websites, social networking websites, mobile games developers, foreign games developers and large media companies. We also compete with satellite radio, traditional radio and all other forms of entertainment.

The online market is new, rapidly evolving and intensely competitive. We specifically compete with a variety of companies with varied product or service offerings, including existing companies. Some examples of these sites are the following:

·             www.leaguedaddy.com
·             www.sportsgamer.com
·             www.maddenwars.com

Our competitive disadvantages include the fact that we are newly established and have not yet attracted a significant customer base nor have we added enhanced Premium features to our web site. Additionally, we have not established any additional banner advertising to date aside from Google Adsense.

We believe we have a competitive advantage due to the fact our site is easy to use and professionally presented. The number of screens has been kept to a minimum while offering increased functionality. Customer login time has been reduced to provide access to our site quickly. Additionally, our site design allows for flexibility to enhance the pages as well as expand them to accommodate advertising space or content for customers. Our site operates 24 hours a day, 7 days a week, in real time.

As the market for online video game services grows, we believe that the range of companies involved in the online video game industry will increase their efforts to develop products and services that will compete with our products and services.

Revenue Model

LeagueNow’s revenue model relies heavily on selling web page space for the placement of Internet-based advertising.  As such, the model relies mostly on the capability of the site to attract a large number of users that navigate and view several pages of the site.

On the Internet, advertisingagencies have standardized on the concept of CPM, which stands for ‘cost per thousand impressions.  The ‘C’and ‘P’stand for ‘cost’and ‘per,’respectively, the ‘M’stands for mil meaning ‘one thousand.’  The advertising industry tends to use the terms ‘impression’and ‘page view’interchangeably.

There are two primary variables that determine the success of a revenue model based on Internet-based advertising, namely the amount of pages viewed by visitors of the site (impressions), and the price that a given advertising agency is willing to pay for one thousand of pages viewed, or CPM.  Therefore, the objective of League is to achieve the highest number of page views that will result in a higher CPM and hence higher revenues.

LeagueNow’s strategy is to strengthen our Internet-based advertising revenue model. Currently, League Now relies entirely on generating revenues by selling Banner space via Google Adsense.  This strategy is for the initial phases of the site; our twelve month plan of operations includes contracting directly with the advertisers.  The Marketing personnel included in the planned staff levels shown later in this document will be responsible for devising and implementing campaigns to achieve this objective.

In addition to the revenues generated by the sales of banner space, LeagueNow will pursue other means of generation of alternative revenue streams. Additional revenues will be generated from users that take advantage of the Premium features we intend to offer at www.LeagueNow.com.   The development of the software necessary to implement the Premium features will be conducted by the staff to be retained as indicated in the staffing plan included in our twelve month plan of operations within this document. The additional future revenue streams of Premium features plan to include the following features based on the company’s ability to raise additional capital.

On-line Update of Game Statistics:

Currently, the users of ‘www.LeagueNow.com’ can enter the statistics of the games played manually.  One of the premium features that we intend to add to the site would allow the users to automatically retrieve the statistics generated when they complete playing a game.  The statistics automatically captured, contrary to those inputted manually, will be comprehensive and complete.  A monthly $2.00 fee will be charged to those users that would like to take advantage of this advance functionality when it is completed.

To date, we have not yet begun to implement this highly desired feature, League Now will develop a user interface, in this case a ‘web browser’ like interface that will capture the statistics on-line after the gamers finish playing a game.  The complete set of statistics will be used to update the LeagueNow.com databases.  By doing this way, the gamers will be relieved of having to input manually the information. We anticipate completing this objective within 90 days from receiving additional funding.

Ad Free Membership:

LeagueNow realizes that the majority of users benefit and appreciate the banner content displayed on selected pages of the site. However, we believe that a small percentage prefers not to be shown any information other than that strictly related to the online gaming experience while visiting the ‘www.LeagueNow.com site’. League Now will offer to members the option of paying a monthly fee for the ad banners or sponsor links not to be shown while they visit the site. A monthly $2.00 fee will be charged to those users that would like to take advantage of this advance functionality. We intend to implement this membership feature within the first quarter of receiving additional funds, at an estimated cost of $2,500.

Instant messaging capability for the user community:

To deploy instant messaging we will develop an instant messaging service. Instant messaging differs from e-mail in that conversations happen in real-time. This facility will be made available to the League Now registered member community only.  This feature will be a ‘Premium Feature’ of the site with a monthly fee of $1.00 associated to it. Messaging is very important for the user community, but it demands considerable resources to incorporate into the site.  We anticipate completing this objective within 180days from receiving additional funding with an initial budget of $150,000.

e-Commerce at LeagueNow.com:

LeagueNow plans to advertise Internet based video game related merchandise on its ‘www.LeagueNow.com’web site.  The users of League Now will be able to purchase merchandise by utilizing a user interface that will be part of the ‘www.LeagueNow.com’site.  League Now will add a markup to each transaction completed and the supplier will ship directly to the purchasing member thereby the company will not inventory any merchandise. League Now will assess a 5% markup on all e-Commerce transactions completed via ‘www.LeagueNow.com‘. We anticipate completing this objective within 180 days from receiving additional funding with an initial budget of $25,000.

MANAGEMENT DISCUSSION AND ANALYSIS

This section of the Registration Statement includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our predictions.

Plan of Operation

Our plan of operations for the next 12 months is designed to have LeagueNow grow its market share amongst the existing application service providers offering web-based services for the online video gaming industry. Currently,  ‘www.LeagueNow.com’offers four (4) games, football, baseball, basketball, and hockey each identified by the market names Madden 2006, MLB 2006, NBA Live 2006, and NHL 2006 respectively. While the four (4) leagues are fully operational they need to be updated for 2008and on an annual basis to reflect the roster changes of the corresponding sports teams. In addition the current plan of operations calls for the following: by working on the following areas:

1. Adoption of Web 2.0 technologies:

This technology will enable the user community to generate revenues for themselves by using the website at‘www.LeagueNow.com’. The essence of Web 2.0 is that the users of the site are the ones that generate the content. Web 2.0 has been characterized as a technology that enables web based business to rely on active user communities to implement revenue models related to active user communities. It is the information supported by the content that motivates people to join the community.  As the members of the user community grow, so does the content of the web site. The main characteristic of sites that rely on Web 2.0 technologies is that their growth is fueled by:

·        The site is mainly data/information driven and thereby the value of the site is not created by the application but rather by the data deposited at the site.
·        The data/information on the site is created by the users that visit the site.
·        The data created at the site is unique and usually it is very hard to duplicate the source of the data.
·        The access to the site is facilitated so that all Internet users can use it, thereby this section of our site will be available at no cost to the registered member.

 Some examples of businesses that rely on Web 2.0 technologies are:

·        Digg(www.digg.com):  Digg is all about user powered content. Everything is submitted and voted on by the Digg community.  At Digg.com you can share, discover, bookmark, and promote stuff that's important to you. Digg’s revenue model is based on sales of banner ads.

·        Blogoshpere(www.blogosphere.com):  A site with content mainly created by bloggers.  Their revenue model relies on Google Adsense and some banner ads.

·        eBay (www.ebay.com): Known by just everyone on Earth. eBay currently charges 5.25% commission on successful auctions.

·        Second Life (www.secondlife.com): Second Life is a 3-D virtual world entirely built and owned by its residents. Since opening to the public in 2003, it has grown explosively and today is inhabited by an estimated total of 7,170,119 people from around the globe. Second life is perhaps one of the best representations of effective usage of the current Web 2.0 technologies.  Users of the site can generate revenues for themselves by selling the objects they create at the site.

The personnel included in the staffing plan shown on this document will be responsible for planning, designing, maintaining, improving, and implementing the new functionality required to take the site to the next level. We expect to implement the initial phase Use of Web 2.0 technology to significantly improve the content available at the site within fifteen weeks of additional funding at a cost of $15,000. Additionally we intend to complete programming for the Web 2.0 technologies which will enable users to generate revenues for themselves within 12 months from funding at an estimated budget of $150,000.

2. Enable the user community to easily create more content at the site: As stated earlier, the content of‘www.LeagueNow.com’will be enriched by its user community.  Therefore, LeagueNow will put a major emphasis in making available to the user community tools and features that will facilitate or motivate the process of generating additional content residing on‘www.LeagueNow.com’.  Additional tools or features will be developed and implemented by the staff to be retained as indicated in this document at an estimated cost of $75,000 and will be completed 180 days from receipt of funding.

3. Development of additional site administration automated facilities such as:

·        Easy upload of content: text, graphics, and video. A series of bottoms, drop-down menus, or drop-down lists will be presented to the user to ease the selection of connectivity options and input of required text.
·        Restricted download capability of content with initial support of document types restricted to text. A series of bottoms, drop-down menus, or drop-down lists will be presented to the user to ease the selection of connectivity options and input of required text.
·        The upload and download facilities will be restricted to registered and verified members of the ‘www.LeagueNow.com’user community.

We intend to fully automate near real time capturing of game results including fully updated game statistics. Programming for the above objectives is estimated to take 9 months from funding at an estimated cost of $200,000 and will include the following features:

·             Enable upload and storage of video clips by users
·             Addition of all college basketball, baseball, and football games for league play
·             Standardize all code of the site to PHP (Estimated 800 hours to complete)
·             Adoption of performance oriented database engine and optimize SQL queries

4. Introduction of additional features that will provide full automated capturing of the game results and statistics: Currently, the users of ‘www.LeagueNow.com’must enter manually the results of statistics of the games played.  One of the major shortcomings of this approach is that community members do not capture the full set of statistics generated during the development of the game.  League Now will add a premium feature that will allow users to automatically capture game statistics.  The statistics automatically captured, contrary to those inputted manually, are comprehensive and complete.

To implement this highly desired feature, League Now will develop a user interface, in this case a ‘web browser’like interface that will capture the statistics real time during the development of a game. The statistics will be available for users to view them right after the game is over.  The complete set of statistics of each game played will be used to update the ‘www.LeagueNow.com’databases.

We anticipate that developing full support of main Internet Browsers (Internet Explorer, Firefox) along with the software tools to maintain the site and database records will cost approximately $10,000.00 and six months to complete from receipt of additional funding.

5. Significant improvement of the graphical user interface and the use of graphics animation: Until now, and with the exception of the LeagueNow.com home page, all pages have static graphics.  The graphical user interfaces to be added or enhanced will include graphical animations. In order to enhance usage of graphics including total graphics redesign we will need a budget of approximately $45,000 and six months from available funding to complete this objective.

6. Provide instant messaging features for the user community:  This facility will be made available to the user community only.  In other words, only registered members will be able to use.

The site along with the custom application components will continue to be completely scalable so that further development can be accomplished without causing incompatibility issues.  The plan of operations also contemplates the migration of the website from a shared infrastructure to a dedicated one.  The estimated amount of hours to complete the migration is between 48 to 60 hours.  The tasks associated with the migration will be completed by the engineers included in the staffing plan included in this document.

The final configuration of the infrastructure to be used will be adjusted according to the growth of the traffic on the site.
The personnel included in the staffing plan shown on this document will be responsible for planning, designing, maintaining, improving, and implementing the new functionality required to take the site to the next level.

Marketing and Search Engine Optimization (SEO).

Search engine optimization is the process of improving the volume and quality of traffic to a web site from search engines search results. Usually, the earlier a site is presented in the search results the more searchers will visit that site. As a marketing strategy for increasing a site's relevance, SEO considers how search algorithms work and what people search for. SEO efforts will involve a site's coding, presentation, and structure, as well as efforts that include adding unique content to our site, ensuring that content is easily indexed by search engine robots, and making the site more appealing to users.

·             Partnership with marketing companies to increase the sale of banner space at the site.
·             Create sales relationship with game developers such as EA, Ubisoft, and the like.
·             e-Mail Marketing Campaigns. The marketing personnel included in the staffing plan shown on this document will be responsible for planning, designing, and implementing this objective.
·             Redesign for site look-and-feel and Branding. The personnel, in particular the marketing one, included in the staffing plan shown on this document will be responsible for planning, designing, and implementing this objective.

The personnel included in the staffing plan shown below will be responsible for planning, designing, and implementing the above state dobjectives and carry out optimization project services in-house at an estimated cost of $70,000 during the 12 months of operations following adequate funding.

Human Resources

The staff levels and budget of $918,500 outlined below are projected to be adequate for all the programming, maintenance, and operations of the business for the 12 months following funding. We currently estimate that we will need the following dedicated staff to complete the objectives by the set times described within this management discussion and analysis.

·	Web 2.0 programmer	$50,000
·	Web 2.0 programmer	$50,000
·	Web 2.0 lead programmer	$65,000
·	Database software programmer	$90,000
·	Software programmer	$75,000
·	Software programmer (SQL)	$90,000
·	Lead software programmer (PHP)	$125,000
·	Search Engine Marketing Professional	$70,000
·	Marketing	$70,000
·	Chief Financial Officer	$150,000
·	Recruiting costs	$83,500
		$918,500

Hardware & Software Infrastructure

The site is currently runs on a shared environment using a front-end and back-end server setup.  The planned increase in the number of users, daily page views, bandwidth utilization required to store the additional content, will require improvements on each of the following infrastructure areas:

All servers, front and back-end will be fully dedicated to the site

·                   The front-end servers will be configured on a High Availability (HA) mode using dedicated Load Balancer(s) to optimally distribute the load on the servers so that optimal response time is achieved.
·                   The back-end servers will host the relational database engine(s) required for optimal data retrieval.  The back-end servers will also be configured on a High Availability mode to ensure that site related information will always be available to the users.
·                   SAN total allocated space to be increased in accordance to the amount of content to be stored.

The estimated cost for the hardware equipment, servers and application software, of the initial topology is $132, 676 as included in the table below.  This configuration includes a front-end server, a back-end server, and software support maintenance for one year.  We believe this configuration as an improved infrastructure that can be scaled up as required by the growth in users.

LeagueNow
Hardware and Software Licenses
		Price
	Qty	Unit Price	Extended Price
Front-end Server – 12 Gb – 2 Cores – 36 Month Support	1	$64,844	$64,844
Back-end Server – 16 Gb – 2 Cores – 36 Month Support	1	$45,132	$45,132
Quad NIC’s + Gog E Card	1	$3,914	$3,914
Oracle Database Standard Edition	1	$15,398	$15,398
Software Update License & Support 24x7 – 1 Year	1	$3,389	$3,389
Total			$132,676

Infrastructure – IT Services

The estimated costs to maintain the infrastructure is $164,851 as included in the table below.  It is important to note that theses estimated costs are based on charges by a data center service provider. At this time we have not entered into any agreements or negotiations with a data center service provider.

LeagueNow
Collocation, Managed Services, IT Professional Services, and L1/L2 Support
		Price
	Qty	NRC Unit	NRC Total	MRC Unit	MRC Total	Total Annual Price
24” Width x 36” Depth, 42U Height, Secure Cabinet Provided by USA Data Center, including 2x110V/20A per cabinet and 8’ Public IP’s per Cabinet and one port to the Internet (redundancy available at extra cost)	0.5	$765	$383	$115	$58	$691
20 AMP Circuit @ 208V	2	$415	$830	$435	$870	$10,440
Internet Bandwidth – On demand burstable up to 100 Mbps – Price per 1 Mbps per Month - Premium	4	$0	$0	$90	$360	$4,320
Managed Services – Front-end Servers	1	$800	$800	$550	$550	$6,600
Managed Services – Back-end Servers	1	$1,200	$1,200	$750	$750	9,000
Installation & Setup – IT Professional Services	1	$13,230	$13,230	$0	$0	$0
Storage on Demand, Medium Grade, Price per Gigabyte	1000	$2,000	$2,000	$3.00	$3,000	$36,000
Backup Service – Oracle Database + OS Files – Amount in G bytes	1000	$0	$0	$1.65	$1,650	$19,800
Operational Support – L1 & L2 Support – OS - Oracle	1	$0	$0	$6,500	$6,500	$78,000
Total Services			$18,443		$13,738	$164,851

Completion of our plan of operations is subject to attaining additional financing. We cannot assure investors that adequate financing will be available. In the absence of our additional financing, we may be unable to proceed with our plan of operations. Even with additional financing within the next twelve months, we will require financing to potentially achieve our goal of profit, revenue and growth. We anticipate that our operational as well as general and administrative expenses for the next 12 months will total approximately $1,387,927,  The breakdown is as follows:

Staffing of Website Development	$918,500
Legal/Accounting	$17,000
Advertising & Marketing Expense	$25,000
Infrastructure and Information Technology Services	$164,851
Computer Hardware and Software	$132,676
General/Administrative	$120,000
Total	$1,378,027

We expect to increase the number of employees as identified above and by hiring two full time administrative employees once we have successfully completed our financing. We have not identified such employees nor had any discussions with potential candidates. Depending on business we may sub-contract with outsourced service entities to undertake certain activities on our behalf. At this time we have not entered into any agreements or negotiations with any service or staffing entities to undertake any activities on our behalf.

The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent financings may vary significantly depending upon the exact amount of funds raised and status of our business plan.  In the event we are not successful in obtaining additional financing to support the continued operation of our business we would then not be able to proceed with our business plan for the development and marketing of our core products and services.

Should this occur, depending on market conditions and our plan of operations, we could incur operating losses in the foreseeable future. We base this expectation, in part, on the fact that we may not be able to generate enough gross profit from our advertising to cover our operating expenses.

Limited Operating History

We have generated less than one full year of financial information and have not previously demonstrated that we will be able to expand our business through an increased investment in our product line and/or marketing efforts. We cannot guarantee that the expansion efforts described in this Registration Statement will be successful. Our business is subject to risks inherent in growing an enterprise, including limited capital resources and possible rejection of our new products and/or sales methods.

If financing is not available on satisfactory terms, we may be unable to continue expanding our operations. Equity financing will result in a dilution to existing shareholders.

Results of Operations

For the period from inception through December 31, 2007, we had $334 in revenue. Expenses for the year ended December 31, 2007 totaled $69,431 resulting in a loss of $69,097. Expenses of $69,431 for the year ended consisted of $60 for general and administrative expenses, $19,500 for consulting fees, $21,000 for salary to a related party, $26,805 for professional fee, $2,066 payroll tax expense.

Capital Resources and Liquidity

As of December 31, 2007 we had $14,812 in cash.

We believe we can satisfy our cash requirements for the next twelve months with our current cash and expected revenues. However, completion of our plan of operation is subject to attaining adequate revenue. We cannot assure investors that adequate revenues will be generated. In the absence of our projected revenues, we may be unable to proceed with our plan of operations. Even without adequate revenues within the next twelve months, we still anticipate being able to continue with our present activities, but we may require financing to potentially achieve our profit, revenue, and growth goals.

We anticipate that our operational, and general & administrative expenses for the next 12 months will total approximately $1,378,027. We do not anticipate the purchase or sale of any significant equipment. We also do not expect any significant additions to the number of employees. The foregoing represents our best estimate of our cash needs based on current planning and business conditions. The exact allocation, purposes and timing of any monies raised in subsequent private financings may vary significantly depending upon the exact amount of funds raised and our progress with the execution of our business plan.

In the event we are not successful in reaching our initial revenue targets, additional funds may be required, and we may not be able to proceed with our business plan for the development and marketing of our core services. Should this occur, we would likely seek additional financing to support the continued operation of our business. We anticipate that depending on market conditions and our plan of operations, we may incur operating losses in the foreseeable future. Therefore, our auditors have raised substantial doubt about our ability to continue as a going concern.

DESCRIPTION OF PROPERTY

Our principal executive office location and mailing address is 4075 Carambola Circle North, Coconut Creek, Florida 33066.  Our telephone number is (954) 366-5079.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In September 2005, we issued 10,000,000 Restricted Shares of Common Stock to our founder, James Pregiato, in consideration for $10,000 ($0.001 per share), 2,500,000 to Phyllis Dominianni in consideration for $5,000 ($0.002 per share), and 1,000,000 shares to Global Business Resources, Inc., in consideration for $2,000 ($0.002 per share).   The Shares were issued pursuant to the exemption from registration contained in Section 4(2) of the Act. No commission was paid to anyone in connection with the sale of shares to Ms. Dominianni or Global Business Resources, Inc.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our shares of Common Stock. We anticipate applying for trading of our Common Stock on the Over the Counter Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, we can provide no assurance that our shares of Common Stock will be traded on the Bulletin Board or, if traded, that a public market will materialize.

Holders of Our Common Stock:

As of the date of this registration statement, we had 44 shareholders of our Common Stock.

Rule 144 Shares:

As of January 31, 2008 there are 25,733,125 shares of our Common Stock which are currently available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act. After September 2006, the 13,500,000 Founder’s Shares issued to James Pregiato, Phyllis Dominianni, and Global Business Resources, Inc. became available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.  After October 2006, the 12,000,000 shares issued to James Pregiato for services rendered became available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act.  After October  2006 the 120,000 total shares issued for services rendered became available for resale in accordance with the volume and trading limitations of Rule 144 of the Act.   After August 2007, the 113,125 shares of our Common Stock held by the thirty-two shareholders who purchased their shares in the Regulation D 506 offering by us became available for resale to the public and in accordance with the volume and trading limitations of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company’s Common Stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed 1% of the number of shares of the company’s Common Stock then outstanding which, in our case, would equal approximately 257,331 shares of our Common Stock as of the date of this prospectus.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company. Under Rule 144(k), a person who is not one of the company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants:

To date, we have not granted any stock options.

Registration Rights:

We have not granted registration rights to the selling shareholders or to any other persons.

EXECUTIVE COMPENSATION

Compensation of Executive Officers:

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the period ended December 31, 2007 in all capacities for the accounts of our executives, including the Chief Executive Officer (CEO) and Chief Financial Officer (CFO):

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Totals ($)

James Pregiato President, Chief Executive Officer and Director	2007	$0	0		0	0	0	0	$

Option Grants Table.  There were no individual grants of stock options to purchase our Common Stock made to the executive officer named in the Summary Compensation Table through December 31, 2007.

Aggregated Option Exercises and Fiscal Year-End Option Value Table.  There were no stock options exercised during the year ending December 31, 2007, by the executive officer named in the Summary Compensation Table.

Long-Term Incentive Plan (‘LTIP’) Awards Table. There were no awards made to a named executive officer in the last completed fiscal year under any LTIP.

Compensation of Directors

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. No amounts have been paid to, or accrued to, directors in such capacity.

Employment Agreements

We do not have any employment agreements in place with our sole officer and director.

AVAILABLE INFORMATION

We have filed a registration statement on Form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our Common Stock offered through this prospectus. This prospectus is filed as apart of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the Securities and Exchange Commission at the Commission’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street NE, Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the Commission. In addition, we will file electronic versions of our annual and quarterly reports on the Commission’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System. Our registration statement and the referenced exhibits can also be found on this site as well as our quarterly and annual reports. We will not send the annual report to our shareholders unless requested by the individual shareholders.

LEAGUE NOW HOLDINGS CORPORATION
(A Development Stage Company)
FINANCIAL STATEMENTS

LEAGUE NOW HOLDINGS CORPORATION

CONTENTS

PAGE	F-1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	F-2	BALANCE SHEET AS OF DECEMBER 31, 2007 AND 2006

PAGE	F-3	STATEMENTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007 and 2006, AND FOR THE PERIOD FROM SEPTEMBER 21, 2005 (INCEPTION) TO DECEMBER 31, 2007

PAGE	F-4	STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE YEAR ENDED DECEMBER 31, 2007 AND 2006, AND FOR THE PERIOD FROM SEPTMEBR 21, 2005 (INCEPTION) TO DECEMBER 31, 2007

PAGE	F-5	STATEMENTS OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2007 AND 2006, AND FOR THE PERIOD FROM SEPTEMBER 21, 2005 (INCEPTION) TO DECEMBER 31, 2007

PAGES	F-6 - F9	NOTES TO FINANCIAL STATEMENTS

Webb & Company, P.A.
Certified Public Accountants

To the Board of Directors of League Now Holdings Corporation

We have audited the accompanying balance sheets of League Now Holdings Corporation as of December 31, 2007 and December 3 1, 2006, and the related statements of operations, changes in stockholders' equity and cash flows for the two years ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversig ht Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of League Now Holdings Corporation as of December 31, 2007 and December 31, 2006 and the results of its operations and its cash flows for the two years ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 5 to the financial statements, the Company used cash in operations of $14,043 and had a net loss of $69,097 for the year ended December 31, 2007. This raises substantial doubt about its ability to continue as a going concern. Management's plans concerning this matter are also described in Note 5. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/  Webb Company, P.A.

WEBB COMPANY, P.A.
Certified Public Accountants

Boynton Beach, Florida
January 29, 2008

LEAGUE NOW HOLDINGS CORPORATION
BALANCE SHEETS

ASSETS

	As of December 31,
	2007	2006
CURRENT ASSETS
Cash	$14,812	$25,305
Accounts Receivable	-	461

TOTAL ASSETS	$14,812	$25,766

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable	$16,855	$10,000
Accrued payroll	10,750	5,900
Accrued payroll taxes	2,066	-
Deferred revenue	-	128

TOTAL CURRENT LIABILITIES	29,671	16,028

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)

Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 25,733,125 and 24,653,125 shares issued and outstanding, respectively	25,733	24,653
Additional paid in capital	96,017	61,597
Deferred Stock Compensation	-	(9,000)
Accumulated deficit	(136,609)	(67,512)
Total Stockholders’ Equity (Deficit)	(14,859)	9,738

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$14,812	$25,766

See accompanying notes to financial statements.

LEAGUE NOW HOLDINGS CORPORATION
STATEMENTS OF OPERATIONS

	For the Year Ended December 31,
	2007	2006
REVENUE
Web-site subscriptions	$128	$1,796
Advertising revenue	206	-
Total Revenue	334	1,796

OPERATING EXPENSES
Consulting fees	19,500	1,579
Salary - related party	21,000	24,000
Professional fees	26,805	763
Payroll tax expense	2,066	-
Web-site amortization	-	1,644
Web-site development	-	30,995
Web-site impairment	-	3,105
General and administrative	60	241
Total Operating Expenses	69,431	62,327

LOSS BEFORE PROVISION FOR INCOME TAXES	(69,097)	(60,531)

Provision for Income Taxes	-	-

NET LOSS	$(69,097)	$(60,531)

Net loss per share - basic and diluted	$-	$-

Weighted average number of shares outstanding during the period - basic and diluted	25,580,988	24,595,553

See accompanying notes to financial statements.

LEAGUE NOW HOLDINGS CORPORATION AND SUBSIDIARY
STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR YEARS ENDED DECEMBER 31, 2007 & DECEMBER 31, 2006

	Preferred Stock		Common Stock		Additional Paid-In	Subscription	Deferred Stock Compensation	Accumulated Deficit
	Shares	Amount	Shares	Amount	Capital	Receivable			Total

BALANCE, DECEMBER 31, 2005	-	$-	24,500,000	$24,500	$14,500	$(2,000)	$(21,000)	$(6,981)	$9,019

Sale of common stock for cash, less $10,000 of offering costs	-	-	113,125	113	35,137	-	-	-	35,250

Common stock issued for legal services	-	-	20,000	20	7,980	-	-	-	8,000

less offering costs			-	-	(8,000)	-	-	-	(8,000)

Common stock issued for services	-	-	20,000	20	7,980	-	-	-	8,000

Capital contribution	-	-	-	-	4,000	-	-	-	4,000

Amortization of deferred stock compensation	-	-	-	-	-	-	12,000	-	12,000

Payment of subscription receivable	-	-	-	-	-	2,000	-	-	2,000

Net loss, 2006	-	-	-	-	-	-	-	(60,531)	(60,531)

BALANCE, DECEMBER 31, 2006	-	-	24,653,125	24,653	61,597	-	(9,000)	(67,512)	9,738

Exercise of stock options	-	-	1,000,000	1,000	1,000	-	-	-	2,000

Common stock issued for services	-	-	80,000	80	31,920	-	-	-	32,000

Amortization of deferred stock compensation	-	-	-	-	-	-	9,000	-	9,000

Capital contribution	-	-	-	-	1,500	-	-	-	1,500

Net loss, 2007	-	-	-	-	-	-	-	(69,097)	(69,097)

BALANCE, DECEMBER 31, 2007	-	-	25,733,125	$25,733	$96,017	$-	$-	$(136,609)	$(14,859)

See accompanying notes to financial statements.

LEAGUE NOW HOLDINGS CORPORATION
STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(69,097)	$(60,531)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	40,950	20,000
Depreciation expense	-	1,644
Impairment of website	-	3,105
Changes in operating assets and liabilities:
Accounts receivable	461	(461)
Accrued payroll	4,850	4,850
Accrued payroll taxes	2,066
Deferred revenue	(128)	64
Accounts payable	6,855	9,225
Net Cash Used In Operating Activities	(14,043)	(22,104)

CASH FLOWS FROM INVESTING ACTIVITIES:

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	50	37,250
Proceeds from exercise of stock options	2,000	-
Capital contribution	1,500	4,000
Net Cash Provided By Financing Activities	3,550	41,250

NET INCREASE IN CASH	(10,493)	19,146

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	25,305	6,159

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$14,812	$25,305

Supplemental disclosure of non cash investing & financing activities:
Cash paid for income taxes	$-	$-
Cash paid for interest expense	$-	$-

See accompanying notes to financial statements.

LEAGUE NOW HOLDINGS CORPORATION
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

NOTE 1	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A) Organization

League Now Holdings Corporation was incorporated under the laws of the State of Florida on September 21, 2005. The Company operates under the domain name, www.leaguenow.com as an application service provider offering web-based services for online video game users. The Company’s strategy is directed toward the satisfaction of our registered members by offering integrated internet technology for the online video game industry that quickly and easily allows individuals to enter and play in  peer organized leagues the United States and worldwide, 24 hours a day, 7 days a week.

(B) Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C) Cash and Cash Equivalents

For purposes of the cash flow statements, the Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents.

            (D) Accounts Receivable

The Company is required to estimate the collectability of its accounts receivable.  The Company's reserve for doubtful accounts is estimated by management based on a review of historic losses and the age of existing receivables from specific customers. As of December 31, 2007 and 2006 the Company deems all account receivable collectible.  During 2007, 100% of adverting revenue was one customer.

(E) Website Costs

The Company has adopted the provisions of Emerging Issues Task Force 00-2, “Accounting for Web Site Development Costs.” Costs incurred in the planning stage of a website are expensed as research and development while costs incurred in the development stage are capitalized and amortized over the life of the asset, estimated to be three years. During 2006, the Company recognized an impairment of its website of $3,105.

                            (F) Revenue Recognition

The Company recognizes revenue from membership fees over the membership period.  Fees billed in advance are recorded as deferred revenue and recognized over the service period.  The company recognizes revenue on banner advertising at the time the advertising is displayed in accordance with the criteria in Staff Accounting Bulletin 104, Revenue Recognition(SAB 104).  The criteria in SAB 104 requires that revenue is recognized when persuasive evidence of an arrangement exists, delivery of the product or performance of the service has occurred, no significant company obligations with regard to implementation or integration exist, the fee is fixed or determinable and collectibility is reasonably assured.

LEAGUE NOW HOLDINGS CORPORATION
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

(G) Long-Lived Assets

The Company accounts for long-lived assets under the Statements of Financial Accounting Standards Nos. 142 and 144 “Accounting for Goodwill and Other Intangible Assets” and “Accounting for Impairment or Disposal of Long-Lived Assets” (“SFAS No. 142 and 144”). In accordance with SFAS No. 142 and 144, long-lived assets, goodwill and certain identifiable intangible assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For purposes of evaluating the recoverability of long-lived assets, goodwill and intangible assets, the recoverability test is performed using undiscounted net cash flows related to the long-lived assets.

(H) Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As of December 31, 2007, the Company has a net operating loss carry forward of approximately $136,600 available to offset future taxable income through 2027. The valuation allowance at December 31, 2007 was approximately $46,447. The net change in the valuation allowance for the year ended December 31, 2007 was an increase of approximately $24,549.

(I) Loss Per Share

Basic and diluted net loss per common share is computed based upon the weighted average common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings Per Share.” As of December 31, 2007, there were no common share equivalents outstanding. As of December 31, 2006, the effect of 1,000,000 common stocks options was anti-diluted and not included in the calculation of diluted net loss.

(J) Business Segments

The Company operates in one segment and therefore segment information is not presented.

(K) Stock Based Compensation

Shares, warrants and options issued to non-employees for services are accounted for in accordance with and Emerging Issues Task Force Issue No. 96-18 (“ EITF 96-18”), “Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring or In Conjunction with Selling Goods or Services” whereby the fair value of such option and warrant grants is determined using the Black-Scholes Model at the earlier of the date at which the non-employee’s performance is completed or a performance commitment is reached.

LEAGUE NOW HOLDINGS CORPORATION
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

(L) Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”.  This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

In December 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”.  This statement improves the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards that require; the ownership interests in subsidiaries held by parties other than the parent and the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income, changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently, when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value, entities provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners.  SFAS No. 160 affects those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Early adoption is prohibited. The adoption of this statement is not expected to have a material effect on the Company's financial statements.

NOTE 2              EMPLOYMENT AGREEMENT

On October 1, 2005 the Company entered into an employment agreement with its President.  The President is to be paid $12,000 per annum for a period of two years and receive 12,000,000 shares of common stock valued at $24,000, ($.002 per share) on the date of issuance. At December 31, 2007 and 2006 the Company’s President was owed accrued salary of $10,750 and $5,900, respectively.

NOTE 3              STOCKHOLDERS' DEFICIENCY

(A) Common Stock Issued for Cash

During the year ended December 31, 2006 the Company sold a total of 113,125 shares of common stock to 31 investors for cash of $45,250 ($0.40 per share) and paid $10,000 of offering costs.

(B) Common stock issued for services

In December, 2005 the Company issued to its founder 12,000,000 shares of common stock value at $24,000 the most recent cash offering price of ($.002 per share) for services. The value of the stock compensation is being recognized on the life of the employment agreement of two years.  As of December 31, 2007and 2006, the Company recognized $9,000and $12,000, respectively of stock compensation costs.

During the year ended December 31, 2006, the Company issued 20,000 sharers of common stock value at $8,000 , the most recent cash offering price ($.40 per sh    are), for legal services related to the Company’s private placement . In addition the Company agreed to pay an additional $10,000 for legal services related to the Company’s private placement. The fair value of the stock of $8,000 was treated as a placement cost and recorded as a reduction of additional paid-in capital.

During the year ended December 31, 2006, the Company issued 20,000 sharers of common stock value at $8,000 the most recent cash offering price ($.40 per share)  for website development services.

LEAGUE NOW HOLDINGS CORPORATION
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2007 AND 2006

In January 2007, the Company entered an agreement with a consultant for financial services. The Company agreed to sell the Consultant 50,000 shares of common stock at a price of $.001 per share. The Company recorded an expense of $19,950, the difference between the fair value on the date of grant and the sales price ($.40 per share).

In January 2007 the Company issued 30,000 shares of common stock valued at $12,000 ($.40 per share) based on the most recent cash offering price for web-site development services. The term of the agreement is for one year. The Company amortizing the value over the term of the agreement. During the year ended December 31, 2007 the Company recorded amortization expense of $12,000.

 (C) Capital Contribution

During the year ended December 31, 2006, the Company’s president made a capital contribution to the Company of $4,000.

In January 2007, the Company’s president made a capital contribution to the Company of $1,500.

NOTE 4	RELATED PARTY TRANSACTIONS

On October 1, 2005, the Company entered into an employment agreement with its President.  The President is to be paid   $12,000 per annum for a period of two years and receive 12,000,000 shares of common stock valued at $24,000, ($.002 per share) on the date of issuance. During the year ended December 31, 2007 and 2006 the Company recorded salary expense of $21,000 and  $24,000, respectively.  At December 31, 2007 and 2006 the Company’s President was owed accrued salary of $10,750 and $5,900, respectively.

During the year ended December 31, 2006, the Company’s president made a capital contribution to the Company of $4,000.

During the year ended December 31, 2007, the Company’s president made a capital contribution to the Company of $1,500.

NOTE 5	GOING CONCERN

As reflected in the accompanying financial statements, the Company used cash in operations of $14,043 and had a net loss of $69,097 for the year ended December 31, 2007.  These factors raise substantial doubt about its ability to continue as a going concern.  The ability of the Company to continue as a going concern is dependent on the Company's ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans provide the opportunity for the Company to continue as a going concern.

LEAGUE NOW HOLDINGS CORPORATION
233,125 SHARES OF COMMON STOCK

PROSPECTUS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS PROSPECTUS IS NOT AN OFFER TO SELL COMMON STOCK AND IS NOT SOLICITING AN OFFER TO BUY COMMON STOCK IN ANY STATE WHERE THE OFFER OR SALEIS NOT PERMITTED.

Until _____________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.